 Exhibit 99.1

Contacts:
	Semitool, Inc. Larry A. Viano Chief Financial Officer 406.752.2107 lviano@semitool.com	Investor Relations Partners, Inc. Shellie M. Roth President 973.535.8389 roth@irpartners.com

Semitool Licenses Seed Layer Enhancement to Ebara

KALISPELL, MT – July 26, 2004 – Semitool, Inc. (Nasdaq: SMTL), announced today that it has licensed its seed layer enhancement patents to Ebara Corporation of Japan (Nasdaq: EBCOY.PK). Semitool’s seed layer enhancement process optimizes the initial seed layer for the subsequent bulk deposition of copper in the manufacture of integrated circuits.

As part of the agreement, Ebara will pay Semitool an initial license fee of $3.25 million. The license agreement also provides for the payment of a commercialization fee upon the sale of a certain number of tools using seed layer enhancement, as well as future royalties based on subsequent sales. The license agreement does not include any rights to Semitool’s bulk-fill electroplating intellectual property.

Semitool and Ebara also announced that they will jointly dismiss the patent infringement litigation brought in the United States District Court for the District of Oregon.

Ray Thompson, Semitool’s president and chief executive officer, said, “The Ebara license, along with a similar license granted to Applied Materials earlier this year, provides an excellent opportunity to further expand our technology in the semiconductor industry.”

Safe Harbor Statement

The matters discussed in this news release include forward-looking statements, including statements relating to the receipt of further amounts under the license agreement and the expansion of our influence in the semiconductor industry. These forward-looking statements are based on management’s assumptions as of the date hereof and are subject to risks and uncertainties that are discussed in our filings with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K for the year ended September 30, 2003. Actual results can differ materially from those anticipated in our forward-looking statements. We assume no obligation to update forward-looking statements that become untrue because of subsequent events.

About Semitool, Inc.

Semitool designs, manufactures and supports highly engineered, single-wafer and multi-wafer wet chemical processing equipment used in the fabrication of semiconductor devices. The company’s primary suites of equipment include electrochemical deposition systems for electroplating copper, gold, solder and other metals; surface preparation systems for cleaning, stripping and etching silicon wafers; and wafer transport container cleaning systems. The company’s equipment is used in semiconductor fabrication front-end and back-end processes, including wafer level packaging.

Headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The company’s stock trades on the NASDAQ National Market under the symbol SMTL. For more information, please visit the company’s website at www.semitool.com.

Semitool is a registered trademark of Semitool, Inc.